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                                                                    EXHIBIT 16.1

April 13, 1999


Securities and Exchange Commission
450 Fifth Street N.W.
Washington, DC 20549

Ladies and Gentlemen:

We were previously principal accountants for American Aircarriers Support, Incorporated and subsidiaries (the Company) and under date of January 29, 1999, we reported on the consolidated financial statements of the Company as of and for the years ended December 31, 1998 and 1997. On April 12, 1999, our appointment as principal accountants was terminated. We have read the Company's statements included under Item 4 of its Form 8-K dated April 12, 1999, which we understand will be filed with the Commission, and we agree with such statements contained therein insofar as they relate to our firm.

                                               Very truly yours,



                                               Cherry, Bekaert & Holland, L.L.P.